Exhibit 23.2

[Letterhead of Ryder Scott Company]

April 6, 2011

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company - Canada, consents to the references to our firm in the form and context in which they appear in the Form S-3 of Triangle Petroleum Corporation (the “Company”), dated April 6, 2011. We further consent to the use of information contained in our report, as of January 31, 2009, setting forth the estimates of revenues from the Company’s oil and gas reserves in such Form S-3.

Yours very truly,

/s/ Ryder Scott Company – Canada

Ryder Scott Company – Canada

Calgary, Alberta, Canada

April 6, 2011